Exhibit 10.3

EXECUTION VERSION

GUARANTY

GUARANTY (this “Guaranty”), dated as of October 25, 2012, of ORMAT TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Guarantor”), is made in favor of DEG — DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH (in its capacity as global agent for the benefit of the Subordinated DFI Lender (as such term is defined in the below-defined Subordination Agreement), the “Global Agent”)).

WHEREAS, OrPower 4 Inc., a limited liability company organized and existing under the laws of the Cayman Islands and registered in the Republic of Kenya as a foreign company (the “Company”), is an indirectly wholly-owned subsidiary of the Guarantor;

WHEREAS, the Company and the Subordinated DFI Lender are parties to that certain Common Terms Agreement, dated as of January 5, 2009 (as amended through the date hereof, the “Original Common Terms Agreement”), entered into by and among the Company, the Subordinated DFI Lender, in its capacity as the global agent thereunder and as a Lender (as defined in the Original Common Terms Agreement), Société de Promotion et de Participation pour la Coopération Economique (“PROPARCO”), as a Lender, and BNY Corporate Trustee Services Limited, an English limited liability company, in its capacity as the offshore security agent;

WHEREAS, the Company and the Subordinated DFI Lender are also parties to that certain (i) DEG A Loan Agreement, dated as of January 5, 2009 (as amended, amended and restated, modified or otherwise supplemented from time to time, the “DEG A Loan Agreement”), entered into by and among the Company, the Subordinated DFI Lender as Lender and the Global Agent, (ii) DEG B Loan Agreement, dated as of January 5, 2009 (as amended, amended and restated, modified or otherwise supplemented from time to time, the “DEG B Loan Agreement”), entered into by and among the Company, the Subordinated DFI Lender as Lender and the Global Agent, and (iii) DEG C Loan Agreement, dated as of January 5, 2009 (as amended, amended and restated, modified or otherwise supplemented from time to time, the “DEG C Loan Agreement”, and, together with the DEG A Loan Agreement and DEG B Loan Agreement, the “DEG Loan Agreements”), entered into by and among the Company, the Subordinated DFI Lender as Lender and the Global Agent;

WHEREAS, the Subordinated DFI Lender and PROPARCO extended certain loans to the Company pursuant to the Original Common Terms Agreement and the Loan Agreements (as such term is defined in the Original Common Terms Agreement) in connection with the existing 48 MW geothermal power plant (“Plant 1”) located in Hell’s Gate National Park in the Rift Valley Province of Kenya owned and operated by the Company, subject to the terms and conditions set forth therein;

WHEREAS, the Company intends to expand the Plant 1 to an integrated 84 MW geothermal power generation facility by the addition of a second plant of approximately 36 MW (“Plant 2”, together with Plant 1, the “Project”), and a further optional third plant of approximately 16 MW (if applicable);

WHEREAS, in order to finance the aforementioned expansion of Plant 1, the Company and Overseas Private Investment Corporation, an agency of the United States of America (“OPIC”), have agreed to enter into a finance agreement pursuant to which OPIC will make, subject to the terms and conditions set forth therein, certain loans (the “OPIC Loan”) to the Company in connection with the Project (the “OPIC Financing”);

WHEREAS, in connection with the expansion of the Project and the OPIC Financing, (i) the Company intends to repay in full all amounts owing to PROPARCO under the Original Common Terms Agreement and the Proparco A Loan Agreement (as such term is defined in the Original Common Terms Agreement) and to the Subordinated DFI Lender under the DEG C Loan Agreement, and (ii) the Company, the Subordinated DFI Lender and the other parties thereto (other than PROPARCO) intend to amend and restate the Original Common Terms Agreement (as so amended and restated, the “Amended and Restated Common Terms Agreement”);

WHEREAS, as a condition to the OPIC Financing, the Company, the Subordinated DFI Lender and OPIC will enter into a subordination agreement (the “Subordination Agreement”) pursuant to which, inter alia, the Subordinated DFI Lender will agree to subordinate the DEG A Loan Agreement and the DEG B Loan Agreement and the loans thereunder (the “DFI Loans”) to the OPIC Loan; and

WHEREAS, to induce the Subordinated DFI Lender to execute and deliver the Subordination Agreement, the Guarantor is willing to provide a guaranty in favor of the Global Agent for the benefit of the Subordinated DFI Lender for the payment obligations of the Company under the Amended and Restated Common Terms Agreement and the DEG Loan Agreements;

NOW, THEREFORE, the Guarantor hereby agrees:

Section 1. Definitions.

(a) The following terms when used in this Guaranty shall have the following meanings:

“Adjusted EBITDA” means, at any relevant time, the Guarantor’s EBIDTA together with depreciation, amortization, interest and taxes, which are attributed to the Guarantor’s investments in its non-consolidated subsidiaries presented on the equity basis, according to the Guarantor’s percentage holding therein and after elimination of any impairment of property, plant and equipment or any other long-lived assets, all as that are included in the Discussion and Financial Analysis Item in the Guarantor’s annual and quarterly reports.

“Demand” has the meaning set forth in Section 5(a) hereto.

“EBITDA” means, at each relevant time, earnings before interest, taxes, depreciation and amortization on the basis of the last four successive quarters at such time, as mentioned in the Discussion and Financial Analysis Item in the Guarantor’s annual or quarterly reports.

“Financial Indebtedness” means any indebtedness for or in respect of:

i.	moneys borrowed (by way of loan or otherwise);

ii.	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

iii.	any amount raised pursuant to any note purchase facility or the issuance of bonds, notes, debentures, loan stock or any similar instrument;

iv.	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

v.	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

vi.	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

vii.	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

viii.	any reimbursement or counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

ix.	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (i) to (viii) above.

“Financial Year” means the annual accounting period of the Guarantor ending on December 31 in each year.

“Guaranteed Obligations” means all present and future payment obligations of the Company to pay the principal of and interest on the DFI Loans and all other amounts (if any) due owing or incurred under the Amended and Restated Common Terms Agreement and the DEG Loan Agreements (including, without limitation, under any amendment, supplement or restatement of the Amended and Restated Common Terms Agreement or a DEG Loan Agreement, or in relation to any new or increased advances or utilizations of the DFI Loans).

“Net Debt” means short-term debt and long-term debt to banks, financial institutions (including current maturities of long-term loans) plus debt to note holders, less cash and cash equivalents and marketable securities as determined under GAAP; provided, that, (i) undertakings in relation to a sale of rights of ownership in connection with a transaction the substance of which is the sale of tax benefits (including any tax monetization transaction) shall not be deemed to be a debt, and (ii) subordinated loans extended to the Guarantor by its shareholders and any other subordinated debt to the Guarantor’s shareholders, shall not be included in the scope of Net Debt; provided, however, that, Net Debt shall include the Guarantor’s share in the Net Debt of its unconsolidated subsidiaries, based on its percentage of shareholding.

“Permitted Liens” means:

i.	any lien, pledge, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention or other encumbrance of whatever kind or type on the Guarantor’s equity (or similar) interests in any subsidiary as part of a project financing by such subsidiary, under the condition that each such specific lien, charge, pledge, mortgage, security interest, deed of trust, assignment, hypothecation, title retention or encumbrance will be removed upon the repayment of the financing; and

ii.	any lien, pledge, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention or other encumbrance of whatever kind or type over any of the Guarantor’s assets for the purpose of securing the repayment of a credit granted to finance the acquisition by the Guarantor of that specific asset, excluding any guarantee or indemnity granted in respect of such financing, under the condition that each such encumbrance, lien, pledge, mortgage, security interest, deed of trust, assignment, hypothecation, title retention or charge will be removed upon the repayment of the credit.

“Total Assets” means in relation to the Guarantor and in respect of any Financial Year, the sum of its on-balance sheet fixed assets, intangibles, investments and current assets.

“Trigger Event” means (i) the occurrence of an Event of Default described in Section 22.1 (a) (Events of Default) of the Amended and Restated Common Terms Agreement, or (ii) acceleration of the DFI Loans following the occurrence of an Event of Default described in Section 22.1(c)(ii) (excluding such Event of Default to the extent it results only from a failure to comply with obligations under Clause 20.1(a) (Preservation of Rights) of the Amended and Restated Common Terms Agreement).

Capitalized terms used herein but not otherwise defined herein shall have the same meanings as set forth in the Amended and Restated Common Terms Agreement or the DEG Loan Agreements, as applicable.

Section 2. Guaranty by the Guarantor. (a) The Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Global Agent for the benefit of the Subordinated DFI Lender and its successors and permitted assigns, as a primary obligation, the due, punctual and complete payment of all Guaranteed Obligations upon the occurrence of any Trigger Event. This Guaranty constitutes a guarantee of payment when due and owing, and not merely of collection. The Guarantor hereby agrees that its obligations hereunder shall be independent, absolute and unconditional, irrespective of the termination (other than in accordance with its terms after final and indefeasible payment in full), validity or enforceability of the Amended and Restated Common Terms Agreement and/or the DEG Loan Agreements, any

change therein or amendment thereto, the absence of any action to enforce the same, the recovery of any judgment against the Company or any action to enforce the same, the existence of the Subordination Agreement, the failure of the Company or the Guarantor to comply with any requirement of any law, regulation or order, the dissolution, liquidation, reorganization or other alteration of the legal status or structure of the Company or the Guarantor or any other act, omission, matter, thing or circumstance which may otherwise reduce, release or prejudice any obligation of the Guarantor hereunder or constitute a legal or equitable discharge or defense of a guarantor or a surety, and the Guarantor hereby waives (to the fullest extent permitted by law) all defenses available to the Guarantor against enforcement of the Guaranteed Obligations.

(b) Notwithstanding anything in this Guaranty to the contrary, the Guarantor may satisfy its obligation to pay the Guaranteed Obligations hereunder by either (i) making payments under this Guaranty directly to the Global Agent for the benefit of the Subordinated DFI Lender or (ii) causing its wholly-owned subsidiary, Ormat Holding Corp. (a limited liability company organized and existing under the laws of the Cayman Islands) to make any such payments to the Global Agent for the benefit of the Subordinated DFI Lender.

(c) The Guarantor hereby waives to the fullest extent permitted under law (i) acceptance of this Guaranty, (ii) presentment, demand, or dishonor concerning the Guaranteed Obligations or the liabilities of the Guarantor, protest and any notice not provided for herein and (iii) any right to require that any action or proceeding (in a bankruptcy, liquidation, administration, insolvency or otherwise) be brought against the Company or any of its assets or properties, or against any other person, or to require that the Global Agent or the Subordinated DFI Lender seek enforcement of any performance against the Company or any other person, prior to any action against the Guarantor under the terms hereof. The Guarantor agrees that the Subordinated DFI Lender may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor, extend the time of payment or performance of, or renew any of, the Guaranteed Obligations, and may also make any agreement with the Company for the extension, renewal, payment, compromise or release, in whole or in part, or for any modification or waiver of the terms thereof or of any agreement between the Global Agent or the Subordinated DFI Lender and the Company without in any way impairing or affecting this Guaranty.

(d) The Guarantor shall be subrogated to all rights of the Global Agent or the Subordinated DFI Lender in respect of any amounts paid by the Guarantor pursuant to the provisions of this Guaranty; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon such right of subrogation until all Guaranteed Obligations have been paid in full, and, if any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Global Agent for the benefit of the Subordinated DFI Lender and shall forthwith be paid to the Global Agent for the benefit of the Subordinated DFI Lender to be applied to the Guaranteed Obligations.

(e) If the Company is adjudged bankrupt or insolvent, or a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, or any substantial part of its property or assets, is appointed, or the Company makes any arrangement with its creditors, or is dissolved, liquidated or wound up, the Guarantor shall not file or pursue any proof in competition with the Subordinated DFI Lender in respect of any amounts owing to the Guarantor by the Company or on any account whatsoever, but instead shall give the Subordinated DFI Lender the benefit of any such proof and of all amounts to be received in respect of that proof until all of the Guaranteed Obligations have been paid in full. The Guarantor shall hold in trust for, and forthwith pay or transfer to, the Global Agent for the benefit of the Subordinated DFI Lender any payment or distribution received by the Guarantor contrary to this Section 2(e).

(f) This Guaranty shall be continuing and remain in full force and effect and be binding upon the Guarantor, its successors and permitted assigns until all of the Guaranteed Obligations have been satisfied in full. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Guaranteed Obligations are annulled, set aside, invalidated, declared to be fraudulent or preferential, rescinded or must otherwise be returned, refunded, restored or repaid by the Global Agent or by the Subordinated DFI Lender whether as a result of any proceedings related to the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, the Guarantor or otherwise, all as though such payment had not been made.

(g) The liability of the Guarantor under this Guaranty shall not be reduced, discharged or otherwise adversely affected by any act or omission which would not have discharged or affected the liability of the Guarantor had it been a principal debtor instead of a guarantor, or indemnifier or by anything done or omitted by any person which, but for this provision, might operate to exonerate or discharge the Guarantor or otherwise reduce or extinguish its liability under this Guaranty.

Section 3. Representations and Warranties. The Guarantor represents and warrants to the Global Agent and the Subordinated DFI Lender that:

(a) The Guarantor is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power to execute, deliver and perform this Guaranty.

(b) The execution, delivery and performance of this Guaranty have been and remain duly authorized by all necessary corporate action and do not contravene any provision of the Guarantor’s articles of incorporation or bylaws, as amended to date, or any law, regulation, rule, decree, order, judgment, or contractual restriction binding on the Guarantor or its assets, and will not result in the creation or imposition of any lien on any part of its assets or oblige it to create any such lien. This Guaranty has been duly and validly executed and delivered by the Guarantor.

(c) No action by, notice to or filing with, or payment of any stamp, registration or similar tax to, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guaranty, except as have been made as required prior to the date hereof.

(d) This Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject, as to enforcement, to bankruptcy, fraudulent conveyance, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) No action, suit or other legal or arbitral proceeding is pending by or before any governmental authority or in any arbitral or other forum or, to the best of its knowledge, is threatened in writing, which could reasonably be expected to have a material adverse effect on the assets or financial condition of the Guarantor or the Guarantor’s ability to perform its obligations under this Guaranty.

(f) None of the Guarantor or the Guarantor’s assets is entitled to immunity on any grounds from any legal action or proceeding (including, without limitation, suit, attachment prior to judgment, execution or other enforcement).

(g) No event or circumstance has occurred and is continuing which constitutes a default under any material contractual obligation which is binding on the Guarantor, or to which its assets are subject, or which might have a material adverse effect on the Guarantor’s ability to perform its obligations under this Guaranty.

(h) The Guarantor’s payment obligations under this Guaranty rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Section 4. The Guarantor covenants and agrees that:

(a) as long as this Guaranty is in full force and effect the Guarantor shall be prohibited from:

i.	creating any floating charge or any pledge, charge, encumbrance or lien over its assets other than Permitted Liens;

ii.	guaranteeing the liabilities of any third party (other than the Company pursuant hereto in relation to the Guaranteed Obligations and other than in respect of any liabilities of any other direct or indirect subsidiary of the Guarantor that are counted as part of the Net Debt of the Guarantor); and

iii.	selling, assigning, transferring, conveying or disposing of all or substantially all of its assets, or undergoing a change of control in its ownership structure,

in each case, without obtaining the prior written approval of the Global Agent acting at the instructions of the Subordinated DFI Lender.

(b) the Guarantor shall for the duration of its obligations under this Guaranty:

i.	maintain a share capital of at least USD 600 million, representing in any event no less than 30% of its Total Assets;

ii.	maintain a Net Debt to Adjusted EBITDA ratio of no more than 7:1; and

iii.	ensure that, as long as the principal of the DFI Loans have not been repaid in full, the dividend that will be distributed in respect of each Financial Year does not exceed 35% of the net income in that year, as shown on the Guarantor’s audited consolidated annual financial statements. Notwithstanding the foregoing, the Guarantor may, during the course of any Financial Year, make an interim dividend distribution on the basis of the Guarantor’s estimate of the net income for such Financial Year. If the amount of dividend that has actually been paid in any fiscal year exceeds the percentage mentioned above, such deviation will be set off against distributed dividends in respect of next Financial Year or an adjustment will be made in the next Financial Year in which a dividend is distributed. The amount to be offset or adjusted will be an amount representing the difference between the percentage dividend that was actually paid in the prior Financial Year and the percentage of 35% of the net income in such prior Financial Year.

(c) The Guarantor agrees that if it undertakes any financial covenants to a party providing it with Financial Indebtedness after the execution of this Guaranty that are more restrictive than those listed in (b) above, the Guarantor shall inform the Global Agent and the Subordinated DFI Lender of the same and those more restrictive financial covenants shall be deemed to be incorporated into 4(b) above.

(d) The Guarantor shall, as soon as available, but in any event within one hundred and twenty (120) days after the end of each of its Financial Years, deliver to the Global Agent a copy of its complete and audited financial statements for such Financial Year together with the Auditor’s audit report on them.

(e) The Guarantor shall, as soon as available, but in any event within forty-five (45) days after the end of each quarter of each of its Financial Years, deliver to the Global Agent a copy of the complete unaudited financial statements for such quarter and to the extent there are any internal or external factors materially affecting or which might materially affect the Guarantor’s business and operations or its financial condition, a report detailing the same.

(f) The Guarantor shall, when requested by the Global Agent acting at the instruction of the Subordinated DFI Lender, do or cause to be done anything that aids the exercise of any power, right or remedy of the Global Agent or the Subordinated DFI Lender under this Guaranty including, without limitation, executing any document or agreement.

(g) For each calculation to be made for the purposes of Section 4, figures shall be taken from the most recent set of financial statements supplied in accordance with clause (d) above and if there is a dispute as to any interpretation or computation of any amount, then the decision of the Guarantor’s auditors or, in the absence of such decision, the reasonable interpretation or computation of the Subordinated DFI Lender, as communicated by the Global Agent, shall prevail.

(h) The Guarantor acknowledges that the occurrence of any of the following shall be additional Events of Default under the Amended and Restated Common Terms Agreement, leading to a Trigger Event under this Guaranty:

i.	non-compliance by the Guarantor with any of the covenants listed in (a) to (e) above;

ii.	any Financial Indebtedness of the Guarantor is not paid when due nor within any applicable grace period;

iii.	any Financial Indebtedness of the Guarantor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); and

iv.	any commitment for any Financial Indebtedness of the Guarantor is cancelled or suspended by a creditor of the Guarantor as a result of an event of default (however described).

(i) No Event of Default under paragraph (h) above will occur if the failure to comply is capable of remedy and is remedied to the satisfaction of the Subordinated DFI Lender within ten (10) days of the earlier of the Global Agent on behalf of the Subordinated DFI Lender giving notice to the Guarantor and the Guarantor becoming aware of the failure to comply, or, in the case of non-compliance by the Guarantor with any of the covenants listed in (d) and (e) above, if the failure to comply is capable of remedy and is remedied to the satisfaction of the Subordinated DFI Lender within thirty (30) days of the earlier of the Global Agent on behalf of the Subordinated DFI Lender giving notice to the Guarantor and the Guarantor becoming aware of the failure to comply.

(j) Notwithstanding anything to the contrary set forth herein, if up to the time of full repayment of the DFI Loans there is a change in the accounting principles (GAAP and/or IFRS), in such a way that the change adversely affects the financial covenants specified in Section 4 above, the Guarantor and the Global Agent on behalf of the Subordinated DFI Lender hereby agree to negotiate in good faith to amend the covenants set forth herein so as to adapt them mutatis mutandis to the principles set forth herein, within thirty (30) Business Days from the change in the accounting principles, and if not settled within this period, the financial restrictions specified in Section 4 above shall be updated, mutatis mutandis, to conform to the new accounting principles, in accordance with rules determined by an accountant from one of the five largest firms of accountants in the United States of America, provided, that, he/she is not part of the accounting firm which audits the Guarantor.

Section 5. Demands.

(a)	Following a Trigger Event, the Global Agent may present the Guarantor a demand in substantially the form set out in Schedule 1 (Form of Demand for Payment) (a “Demand”) at the address specified in Section 6 (Notices) and the Guarantor shall, within seven (7) Business Days after the date of presentation of the Demand, pay to the account specified in the Demand the amount specified in the Demand.

(b)	More than one Demand may be presented under this Guaranty.

(c)	Each Demand shall be presented to the Guarantor as soon as reasonably practical after the due date for payment of the Guaranteed Obligation in respect of which that Demand is made, but no delay in presenting a Demand shall in any way prejudice the obligations of the Guarantor, or the rights of the Global agent or the Subordinated DFI Lender, hereunder.

Section 6. Notices. All notices to the Guarantor under this Guaranty shall, until the Guarantor furnishes written notice to the contrary, be in writing and mailed, faxed or delivered to the Guarantor at:

Ormat Technologies, Inc.

6225 Neil Road

Reno, Nevada 89511

Attention: President

Telephone: (775) 356-9029

Facsimile: (775) 356-9039

provided, however, that failure to furnish any copies of notices to the Company under the Amended and Restated Common Terms Agreement and the DEG Loan Agreements shall not affect the obligations of the Guarantor hereunder.

Section 7. Governing Law; Jurisdiction.

(a) This Guaranty shall be governed by and construed and enforced in accordance with the laws of the State of New York, United States of America without regard to principles of conflicts of law thereof which would require the general application of the law of another jurisdiction as the governing law of this contract.

(b) Any dispute, disagreement, or claim arising out of or relating to this Guaranty, or the execution or performance thereof, may be brought before the judges and courts of the State of New York located in the Borough of Manhattan or the United States of America located in the Southern District of New York.

(c) At the option of the Global Agent on behalf of the Subordinated DFI Lender, any dispute, disagreement, or claim arising out of or relating to this Guaranty, or the execution or performance thereof, may be brought before the judges of any other court having jurisdiction, or concurrently in more than one jurisdiction.

(d) Without prejudice to the generality of Clause (b) above, and for the benefit of the Global Agent and the Subordinated DFI Lender, the Guarantor irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan and of the United States of America located in the Southern District of New York in connection with any legal action, suit, or proceeding arising out of or relating to this Guaranty that may be brought by the Global Agent or the Subordinated DFI Lender. The Guarantor hereby designates, appoints, and empowers on the date hereof HIQ CORPORATE SERVICES, INC. (the “Process Agent”) located on this date at 19 W. 34th Street, Suite 1018, New York NY 10001-3006, as its authorized agent to receive for and on behalf of the Guarantor and its property service of copies of the summons and complaint and any other legal process which may be served in any such action, suit, or proceeding in the State of New York. Such service may be made by mailing or delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent’s above address, and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service the Guarantor also irrevocably consents to the service of any and all process in any such action, or proceeding by the mailing of copies of such process to its address specified in Section 6 by registered airmail. The Guarantor agrees that a final judgment in any such actions or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(e) The Guarantor hereby knowingly irrevocably waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Guaranty or the transactions contemplated hereby, whether based on contract, tort, or any other theory.

Section 8. Interpretation. The headings of the sections and other subdivisions of this Guaranty are inserted for convenience only and shall not be deemed to constitute a part hereof.

Section 9. Attorney’s Cost. Unless otherwise paid by the Company, the Guarantor agrees to pay all reasonable attorney’s fees and all other reasonable and actual costs and expenses which may be incurred by the Global Agent or the Subordinated DFI Lender in connection with:

(a) the preparation, negotiation, execution and delivery of this Guaranty;

(b) any actual or proposed amendment, variation, supplement, waiver or consent under or in connection with this Guaranty;

(c) any discharge or release of this Guaranty;

(d) the preservation, or exercise and enforcement, of any rights under or in connection with this Guaranty or any attempt to do so; and

(e) any stamping or registration of this Guaranty.

Section 10. Currency of Payment. Any payment to be made by the Guarantor shall be made in the same currency as designated for payment in the Amended and Restated Common Terms Agreement and the DEG Loan Agreements and such designation of the currency of payment is of the essence.

Section 11. Successions or Assignments. This Guaranty shall inure to the benefit of the successors and permitted assigns of the Global Agent and the Subordinated DFI Lender who shall have the respective rights of the Global Agent and the Subordinated DFI Lender hereunder. This Guaranty is binding upon the Guarantor and its successors and permitted assigns.

Section 12. No Waiver; Cumulative Rights. No failure on the part of the Global Agent or the Subordinated DFI Lender to exercise, and no delay in exercising, any right, remedy or power provided for in this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise by the Global Agent or the Subordinated DFI Lender of any right, remedy or power hereunder preclude any other or future exercise of any such right, remedy or power. Each and every right, remedy and power hereby granted to the Global Agent or the Subordinated DFI Lender or allowed to it by law shall be cumulative and not exclusive of any other, and may be exercised by the Global Agent or the Subordinated DFI Lender from time to time.

Section 13. Severability. Any provision of this Guaranty that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14. Counterparts. This Guaranty may be executed and delivered in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

Section 15. Taxes; Payments

(a) The Guarantor shall pay or cause to be paid all Taxes (other than income Taxes) on or in connection with the payment of any amount due under this Guaranty.

(b) All sums payable by the Guarantor under this Guaranty shall be paid in full to the Global Agent for the benefit of the Subordinated DFI Lender without any set-off, condition or counterclaim whatsoever and free and clear of any deductions or withholdings (including with respect to Taxes) whatsoever except as may be required by law or regulation which is binding on the Guarantor.

(c) If any deduction or withholding (including with respect to Taxes) is required by any law or regulation to be made by the Guarantor, the amount of the payment due from the Guarantor shall be increased to an amount which (after making any deduction or withholding) leaves an amount equal to the payment which would have been due if no deduction or withholding had been required.

(d) The Guarantor shall promptly deliver or procure delivery to the Global Agent of all receipts issued to it evidencing each deduction or withholding which it has made.

(e) The Guarantor shall not and may not direct the application by the Global Agent or the Subordinated DFI Lender of any sums received by the Global Agent or the Subordinated DFI Lender from the Guarantor under any of the terms of this Guaranty.

Section 16. Transfer

(a) This Guaranty may only be assigned or transferred by the Global Agent in connection with an assignment or transfer of the DFI Loans by the Subordinated DFI Lender.

(b) Except with prior written consent of the Global Agent acting at the instruction of the Subordinated DFI Lender, the Guarantor may not assign any of its rights and may not transfer any of its obligations under this Guaranty or enter into any transaction which would result in any of those rights or obligations passing to another person. Any purported assignment or transfer in violation of this Section 16(b) shall be void.

Section 17. Set-Offs

(a) The Guarantor authorizes the Subordinated DFI Lender to apply any credit balance (whether or not then due) to which the Guarantor is at any time beneficially entitled on any account with the Subordinated DFI Lender in (or towards) satisfaction of any sum then due and payable by the Guarantor to the Global Agent for the benefit of the Subordinated DFI Lender under this Guaranty, but which is unpaid. Where such application of balances requires the conversion of one currency into another the Subordinated DFI Lender may make such conversion at a market rate of exchange.

(b) The Subordinated DFI Lender shall not be obliged to exercise any rights given to it under clause 17(a).

Section 18. Evidence of Amounts and Certificate. Any certificate, determination or notification by the Global Agent on behalf of the Subordinated DFI Lender as to a rate or any amount payable under this Guaranty is (in the absence of manifest error) conclusive evidence of the matter to which it relates and shall contain reasonable details of the basis of determination.

Section 19. Amendments

This Guaranty may be amended, waived or otherwise modified only with the written consent of the Guarantor and the Global Agent acting at the instruction of the Subordinated DFI Lender.

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IN WITNESS WHEREOF, the Guarantor, by its officer duly authorized, intending to be legally bound, has caused this Guaranty to be duly executed and delivered as of the date first above written.

ORMAT TECHNOLOGIES, INC.

By:
Name:
Title:

DEG — DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH, as Global Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature page to Ormat Technologies, Inc. Guaranty]

Schedule 1

Form of Demand for Payment

[DATE]

Ormat Technologies, Inc.

6225 Neil Road

Reno, Nevada 89511

Attention: President

Reference is made to the Guaranty, dated as of [            ], 2012 (the “Guaranty”), entered into by Ormat Technologies, Inc., as the guarantor (the “Guarantor”) in favor of DEG — Deutsche Investitions- und Entwicklungsgesellschaft mbH, in its capacity as the Global Agent for the benefit of the Subordinated DFI Lender (the “Global Agent”). Capitalized terms used herein but not defined in this Demand shall have the meanings ascribed to them in the Guaranty.

Pursuant to Section 2 (Guaranty by the Guarantor) of the Guaranty, the Global Agent hereby serves this Demand on the Guarantor for the payment of $[            ](            Dollars), which the Global Agent certifies is the amount due and payable to the Subordinated Lender under a DFI Loan as governed by the terms of the Amended and Restated Common Terms Agreement.

The Guarantor is directed to make the payment of the aforementioned amount by wire transfer to: [insert account information and wire instructions].

IN WITNESS WHEREOF, an authorized officer of the Global Agent has executed and delivered this Demand as of the      day of     , 20    .

DEG — DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH, as Global Agent

By:
Name:
Title:

By:
Name:
Title: